Exhibit 10.27

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

SUPPLY AGREEMENT

This Agreement is made between :

CAMBRIDGE LABORATORIES, a division of Cambridge Selfcare Diagnostics Limited, a company organised and existing under the laws of England, with offices at Richmond House, Old Brewery Court, Sandyford Road, Newcastle upon Tyne NE2 1XG, GREAT BRITAIN

“CAMBRIDGE”

and

PLASTO. S.A. (SYNKEM Division), a company organised- and existing under the laws of France with registered offices at 47 Rue de Longvic, 21300 CHENOVE, FRANCE

“SYNKEM”

WHEREAS

1)             CAMBRIDGE is marketing a pharmaceutical product containing Tetrabenazine as active ingredient.

2)             CAMBRIDGE wishes SYNKEM to manufacture and supply Tetrabenazine in bulk form and SYNKEM is willing to manufacture and supply such compound to CAMBRIDGE upon the terms and conditions hereof.

NOW, THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS :

Article 1
Definitions

“COMPOUND”	means Tetrabenazine in bulk powder form;

“FINISHED PRODUCT”	means the product in finished pharmaceutical form manufactured from the COMPOUND supplied hereunder;

“FORCE MAJEURE”

means, in relation to either party, any circumstances beyond the reasonable control of that party and not caused by such party (including, without limitation, governmental orders or restriction, war, warlike condition, revolution, riot, internal or external strike, lock out, other forms of industrial action, fire, flood);

Article 2
Supply

2.1          During the term of this Agreement, SYNKEM shall supply CAMBRIDGE with such quantities of the COMPOUND as will be ordered by CAMBRIDGE in accordance with the provisions hereof.

SYNKEM shall manufacture the COMPOUND in accordance with cGMP and will maintain the appropriate manufacturing approvals as laid down by the relevant regulatory authorities.

2.2          All orders for the COMPOUND shall be placed by CAMBRIDGE no less than six months before the requested delivery date.

2.3          CAMBRIDGE shall on an annual rolling forecast basis, updated quarterly, provide SYNKEM with purchase forecasts.

Any modification to a firm purchase order sent by CAMBRIDGE shall require the written consent of both parties.

2.4          Each order shall amount to a whole number of batches of the COMPOUND.

One batch of the COMPOUND amounts to approximately 100 kg, being understood that the precise quantity corresponding to one batch might vary slightly from one batch to another because of differences in the yield of each manufacturing run. This amount may be adjusted later taking into account the exact yield of the future manufacturing runs made by SYNKEM pursuant to this Agreement.

2.5          All consignments of the COMPOUND shall be governed by the “CIP Nottingham” 1990 ICC INCOTERM, including, without limitation, its provisions for the passing of risks.

2.6          The exact place of delivery shall be Boots Contract Manufacturing (“BCM”), Receiving Dock, D95 Building, 1 Thane Road, Nottingham, 2NG 3AA, Great Britain.

2.7          Each batch of COMPOUND shall be accompanied by an analytical certificate prepared by SYNKEM showing, the actual analytical data and the COMPOUND’s batch number. A copy of the analytical certificate shall be send to CAMBRIDGE together with the relevant invoice at CAMBRIDGE’s address mentioned in Article 22.

Article 3
Price

3.1          The price for the first {***}† kilograms of the COMPOUND supplied hereunder (including the three validation batches) shall be GBP {***}† per kilogram ; thereafter and until June 2001, the price of the COMPOUND supplied hereunder shall be GBP {***}† per kilogram.

The parties shall then negotiate diligently and in good faith a price for the COMPOUND delivered after the end of June 2001. If despite such good faith negotiations the parties are unable to agree upon a revised price by the end of June 2001, either party may terminate this Agreement by sending three months’ written notice to the other party during which the unadjusted price shall apply.

3.2          The prices quoted in 3.1 have been agreed on the basis of an exchange rate of GBP £1 to FRF 9.6 (the “Agreed Rate”). If, on the date SYNKEM raises the relevant invoice, the Agreed Rate and the latest monthly average rate between FRF and GBP quoted by Natexis Multidevise Database are further apart than 2.5%, the supply price shall, for that invoice, be adjusted by applying the exact percentage difference between the Agreed Rate and such average rate.

When the French Franc is replaced by the Euro as the unit of currency in France, the GBP:Euro exchange rate governing the pricing mechanism for the COMPOUND will be fixed so that the price for the COMPOUND remains the same as what it should have been in GBPs had the change in currency not have occurred.

3.3          The price quoted for the first {***}† kg includes:

•              full validated analytical methods for the raw materials including each intermediate and the bulk COMPOUND;

•              NMR/HPLC/IR/MASS SPEC/MP where appropriate;

•              residual solvents analysis for chloroform, methylene chloride, methanol and ethanol;

•              the writing of SOP procedures for the production of the 100 kg batches.

The price does not include:

•              polymorphism study of the COMPOUND using different solvents;

•              stability testing;

•              accelerated degradation studies of the COMPOUND.

If the parties so decide, these studies may be implemented by SYNKEM at cost price.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Article 4
Payment

CAMBRIDGE shall pay each consignment of the COMPOUND by bank transfer in GB Pounds:

•              {***}† shall be paid upon ordering the relevant consignment of COMPOUND ;

•              {***}† shall be paid within 30 calendar days of the end of the month during which the relevant invoice was raised.

Article 5
Exclusive rights

5.1          SYNKEM shall not enter into agreements to supply the COMPOUND to a third party and shall, after the termination of this Agreement, remain bound by the obligations mentioned in Article 14 for the time period set forth in that Article 14.

5.2          CAMBRIDGE shall purchase all its requirements of the COMPOUND from SYNKEM and shall refrain from manufacturing the COMPOUND or having the same manufactured by a third party.

Notwithstanding the foregoing, after CAMBRIDGE has purchased a minimum of {***}† kg of COMPOUND from SYNKEM, CAMBRIDGE shall be entitled to enter into a supply agreement with a third party which shall act as a second source supplier provided that CAMBRIDGE shall continue to purchase at least{***}† of its requirements of COMPOUND from SYNKEM.

SYNKEM shall provide CAMBRIDGE with all data available at SYNKEM regarding analytical methods and improvements made to the manufacturing process to enable that third party to manufacture the COMPOUND provided that such third party shall be bound by confidentiality obligations similar to those contained in this Agreement and CAMBRIDGE shall be liable to SYNKEM for any breach thereof by such third party.

Article 6
Major changes to the manufacturing process

6.1          In the event of SYNKEM proposing major changes to the manufacturing process of the COMPOUND, SYNKEM shall inform CAMBRIDGE of these proposed process changes and shall not institute these process changes without CAMBRIDGE’s prior written consent. Together with its proposal, SYNKEM shall indicate to CAMBRIDGE the conditions upon which CAMBRIDGE may be entitled to use such changes after termination of this Agreement.

CAMBRIDGE shall be responsible at its own cost for having those changes approved by the relevant regulatory authorities.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6.2          In the event the approved process changes generate an increase in the yield of the manufacture of the COMPOUND or a decrease in the production costs, SYNKEM and CAMBRIDGE shall equally share the corresponding benefit.

Article 7
Regulatory obligations

7.1          Upon request, SYNKEM shall provide to CAMBRIDGE all the relevant data required by CAMBRIDGE to enable CAMBRIDGE to submit a complete IND&NDA submission to the US Food and Drug Administration and CTX or MAA to the relevant European Authorities for the COMPOUND. CAMBRIDGE shall be responsible for writing said IND, NDA, CTX, MAA applications at its own cost. CAMBRIDGE shall use such data given by SYNKEM only for the purpose of drafting said applications for the COMPOUND and submitting the same to the relevant health authorities. Without prejudice to the provisions of Clause 6.1, CAMBRIDGE, as the holder of all the above applications, shall be the owner of all the COMPOUND related data and information appearing or referred to in said applications.

7.2          If requested by regulatory authorities or by CAMBRIDGE, SYNKEM shall accept and permit an inspection by CAMBRIDGE or the relevant regulatory authorities, at reasonable time and upon reasonable prior notice, of its facilities where the COMPOUND is manufactured or stored and of the manufacturing records pertaining to the manufacture of the COMPOUND.

7.3          Regarding inspections requested and made by CAMBRIDGE:

•              CAMBRIDGE shall, before making any such inspection, give full details of the reason of such inspection and of all matters which will be dealt with during such inspection. This information shall be provided to SYNKEM in written form.

•              Any information which may come to CAMBRIDGE’s knowledge during such inspection shall be subject to the secrecy provisions of Article 14.

Article 8
Warranty, liability and indemnification

8.1          SYNKEM warrants that the COMPOUND manufactured and supplied hereunder shall meet the specifications described in Schedule 1 attached hereto and is of the same quality than the 1 kg kilo lab sample as accepted by CAMBRIDGE. SYNKEM DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTY OF SATISFACTORY QUALITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

8.2          Subject to Clause 8.3, CAMBRIDGE’s EXCLUSIVE REMEDY FOR ANY FAILURE OF THE COMPOUND TO MEET THE QUALITY REQUIREMENTS DESCRIBED IN 8.1 SHALL BE THE REPLACEMENT OR REFUND PURSUANT TO CLAUSE 9.2. IN NO CASE SHALL SYNKEM BE LIABLE TO CAMBRIDGE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

8.3          (a)           SYNKEM shall indemnify and hold CAMBRIDGE harmless from and against any and all liability, damage, cost or expense (including reasonable attorneys’ fees) arising out of third party claims based upon failure by SYNKEM to supply COMPOUND which meets the quality requirements described in 8.1 above, such failure to be acknowledged as the cause of the third party’s damage by a court of competent jurisdiction or the parties hereto by mutual written agreement.

(b)           SYNKEM shall not be liable hereunder for failure of the COMPOUND to meet the quality requirements described in 8.1 hereof if CAMBRIDGE has not tested the COMPOUND pursuant to Clause 9.1 before using the same or if, despite such tests evidencing a failure of the COMPOUND to meet such quality requirements, CAMBRIDGE has decided to use it or sell the FINISHED PRODUCT made from such COMPOUND.

8.4          CAMBRIDGE shall indemnify and hold SYNKEM harmless from and against any and all liability, damage, cost and expenses (including reasonable attorneys’ fees) arising out of third party claims other than those based upon failure by SYNKEM to supply COMPOUND which meets the quality requirements described in 8.1 above, including without limitation faulty manufacture, labelling or promotion of the FINISHED PRODUCT by CAMBRIDGE or its sub-contractors or licensees.

8.5          CAMBRIDGE warrants and represents that the manufacture and supply of COMPOUND hereunder shall not infringe any patent or other intellectual proprietary rights and CAMBRIDGE shall indemnify and hold SYNKEM harmless against any and all liability, damage, cost and expenses (including reasonable attorneys’ fees) resulting from any alleged infringement. However, this shall not apply if and to the extent that the manufacturing process (or portion thereof) has been designed by SYNKEM and infringes a third party patent claiming such process.

8.6          The indemnities set forth in this Article 8 are subject to the condition that the party seeking indemnity notifies the other party (the “Indemnifying Party”) without delay of the bringing or threat of any claim or legal proceedings against or involving or implicating the Indemnifying Party and :

(a)           abide by such reasonable instructions as the Indemnifying Party may issue concerning the conduct of such claim or the defence of such proceedings; and

(b)           does not make without the Indemnifying Party’s express written consent any admission of liability to a claimant or plaintiff or his, her or its legal representative or insurer in respect of such claim, threatened claim, proceedings or threatened proceedings; and

(c)           does not make without the Indemnifying Party’s express written consent any settlement or compromise of such claim, threatened claim, proceedings or threatened proceedings.

Article 9
Defective COMPOUND

9.1          (a)           Upon delivery, CAMBRIDGE shall inspect the COMPOUND according to the relevant analytical methods set forth in Schedule 1 attached hereto. If the COMPOUND delivered does not conform with the quality requirements described in 8.1 above, CAMBRIDGE may reject such COMPOUND by notifying SYNKEM within thirty days from the date of delivery to CAMBRIDGE.

(b)           Hidden defects not revealed by the above inspection which cause the COMPOUND not to conform with the quality requirements described in 8.1 above shall be notified to SYNKEM immediately upon discovery. In such event, CAMBRIDGE may reject such COMPOUND by notifying SYNKEM within thirty (30) days from the date of such discovery.

9.2          After the consultation and agreement among the parties, the quantity of COMPOUND which was rejected under Clause 9.1 (“Defective COMPOUND”) shall be replaced by SYNKEM with the same quantity of COMPOUND which meets the quality requirements described in 8.1 above by one of the following procedures which is acceptable to CAMBRIDGE:

(a)           SYNKEM shall, at no additional cost to CAMBRIDGE, reprocess the Defective COMPOUND within such period of time as will be reasonably agreed upon by the parties by following a reworking procedure acceptable to CAMBRIDGE and in compliance with the relevant DMF for the COMPOUND.

Any loss of COMPOUND resulting from this procedure shall, if such substance had been already paid by CAMBRIDGE, be replaced by an equivalent quantity of new COMPOUND or give rise to a compensation by SYNKEM for the COMPOUND lost at the applicable price (as specified in Clause 3.1), at CAMBRIDGE’s option.

(b)           SYNKEM shall carry out new production of the COMPOUND at no additional cost to CAMBRIDGE within such period of time as will be reasonably agreed upon by the parties.

9.3          In the event that CAMBRIDGE destroys or disposes of the Defective COMPOUND (or FINISHED PRODUCT containing the Defective COMPOUND), this shall be done in full compliance with local and national laws and regulations. In no event shall CAMBRIDGE destroy or dispose of the Defective COMPOUND without SYNKEM’s prior written consent.

Article 10
Insurance

10.1        At all times this contract is in effect, each of CAMBRIDGE and SYNKEM shall maintain product liability insurance in an amount of not less than {***}† in the case of CAMBRIDGE or {***}† in the case of SYNKEM so as to cover any liability it may incur pursuant to Article 8.

10.2        Each party hereto shall upon request at all reasonable times provide the other with a certificate of insurance as evidence of such insurance. In the event that such insurance is significantly reduced or restricted, terminated or otherwise not renewed, the affected party shall immediately notify the other.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Article 11
Term

This Agreement shall come into effect on the date of its complete signature by both parties and, subject to the provisions for anticipatory termination herein contained, shall remain in force for an initial term of five years.

It shall thereafter continue for an indefinite period unless and until terminated by either party giving not less than eighteen (18) months prior written notice, such notice to be effective at the end, of the initial term or at any time thereafter.

Article 12
Anticipatory termination

12.1        If either party shall at any time fail to abide by any of the provisions of this Agreement, the other party shall have the right to terminate this Agreement on thirty (30) days’ prior written notice to the defaulting party specifying the default complained of, provided, however, if said defaulting party cures the default complained of within the said thirty (30) day period, the Agreement will continue in full force and effect as if no default had occurred.

12.2        Either party may terminate this Agreement at any time by giving written notice with immediate effect to the other party if the other party is declared bankrupt or insolvent, or makes an assignment for the benefit of creditors, or if a receiver is appointed, or any procedures are commenced, voluntarily or involuntarily, by or against a party under any bankruptcy or similar law and such procedure is not dismissed within sixty days of its commencement.

Article 13
Consequences of termination

Upon termination of this Agreement pursuant to its provisions or the provisions of the applicable law:

13.1        SYNKEM shall manufacture and supply those quantities of the COMPOUND ordered by CAMBRIDGE prior to such termination and CAMBRIDGE shall pay the then current supply price (as determined pursuant to Article 3) for such COMPOUND ;

13.2        Termination shall be without prejudice to (i) any remedies which either party may then or thereafter have under this Agreement or at law or in equity (including without limitation possible damages) and (ii) either party’s right to obtain performance of any obligation provided for in this Agreement which survives termination by its terms or by a fair interpretation thereof.

13.3. Termination shall not relieve the parties of their obligations that would survive termination by a reasonable interpretation of this Agreement including Articles 8, 14 and 17.

13.4. On termination, SYNKEM shall return to CAMBRIDGE all documentation samples given to them referring to the COMPOUND, except for one copy of each document which may be retained by SYNKEM for reference should a dispute arise in the future about the COMPOUND.

Article 14
Secrecy

14.1        Each party hereto (“RECIPIENT”) agrees that it will (i) maintain in good faith the confidentiality of any and all proprietary or confidential information disclosed by the other party (“DISCLOSER”) and (ii) refrain from using the same except for the purpose of implementing this Agreement. These obligations shall survive termination of this Agreement for any reason for a period of twenty years from the termination date. When CAMBRIDGE is the DISCLOSER, the term “information” includes, without limitation, all information relating to the COMPOUND or to the manufacturing process of the COMPOUND disclosed by CAMBRIDGE to SYNKEM.

14.2        These obligations shall not apply to confidential information in respect of which RECIPIENT can prove that such information (i) is or becomes public knowledge through no breach hereof or (ii) was in RECIPIENT’s possession prior to disclosure by DISCLOSER and was not obtained directly or indirectly from DISCLOSER or (iii) is lawfully acquired from a third party who did not obtain it directly or indirectly from DISCLOSER or (iv) is required to be disclosed by law or any relevant regulatory authority.

14.3        RECIPIENT shall, on demand on termination of this Agreement for any reason provided by this Agreement or by law, return to DISCLOSER all documents and other tangible mediums of expression embodying DISCLOSER’s information and shall keep no summary or copy thereof except for one copy to be retained in DISCLOSER’s confidential files for evidence purposes.

Article 15
Force Majeure

15.1        Should either party be affected by FORCE MAJEURE, it shall without delay notify the other party of the nature and extent thereof.

15.2        Neither party shall be deemed to be in breach of this Agreement or otherwise be liable to the other by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any recognised FORCE MAJEURE of which it has notified the other party, and the time of performance for that obligation shall be extended accordingly.

Article 16
Hardship

Should the action of third parties, economic, regulatory conditions, FDA regulatory requirements or other conditions outside the control of either party create a situation in which the effect of any provision hereof is severely inequitable to that party, then the parties agree to negotiate in good faith for the revision of the relevant provisions hereof as may be reasonably required by the affected party or parties.

Either party desiring to negotiate for revision in accordance with this Article shall give the other party a statement in writing setting forth the circumstances of the hardship suffered from with a request for a meeting of representatives at a time and place convenient to the other party within thirty (30) days of the request. The other party shall not unreasonably withhold its agreement to meet and negotiate.

If the parties fail to agree on new terms within thirty days of the first meeting on this issue, the party having requested renegotiation shall be entitled to terminate this Agreement with immediate effect.

Article 17
Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England without reference to choice of law principles.

Article 18
Jurisdiction

Any claim, controversy or dispute arising between the parties hereto in connection with or with respect to this Agreement which is not resolved through mutual good faith efforts and negotiation shall be resolved by the English courts which shall have non exclusive jurisdiction.

Article 19
Entire agreement

19.1        This Agreement shall exclude all of SYNKEM’s general terms and conditions of supply and all of CAMBRIDGE’s general terms and conditions of purchase.

19.2        This Agreement (including all Schedules attached hereto) expresses the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior offers, negotiations, agreements and correspondence.

Article 20
Assignment

No party hereto may assign its rights or obligations hereunder without prior written consent of the other party.

Article 21
Amendments

No amendment, changes, modifications or alterations of the terms and conditions of this Agreement shall be effective unless in writing and duly executed by both parties.

Article 22
Notices

Any notices or other communication to be given by one party to the other pursuant to this Agreement shall be in writing and shall be given by sending the same by registered letter, express courier, cable or facsimile transmission to the address of the relevant party as set out below or such other address as the addressee may notify the addresser in writing from time to time.

PLASTO SA (SYNKEM DIVISION)	CAMBRIDGE LABORATORIES
47 rue de Longvic	Richmond. House, Old Brewery Court
21300 Chenôve	Sandyford Road
France	Newcastle upon Tyne NE2 1XG
Great Britain

Fax : +33.380 447420	Fax : +44 191 222 1006

Article 23
Severability

Should any part of this Supply Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such invalid or unenforceable part or provision in a commercially reasonable, valid and enforceable manner, and the remainder of this Supply Agreement shall remain binding upon the parties hereto.

Article 24
General provisions

24.1        Failure by either party to respond to any proposal or statement made by the other party shall not be deemed to be consent thereto nor operate so as to modify the nature, effects or extent of any obligation under this Agreement.

24.2        Failure by either party to exercise or enforce any right conferred to it by this Agreement shall not be considered a waiver nor operate so as to preclude the exercise or enforcement thereof at any subsequent time or on any subsequent occasion.

24.3        This document is not an offer and shall not constitute a contract unless signed by both parties.

24.4        Unless the context otherwise requires, the words in singular shall be deemed to include the plural and vice-versa.

24.5        Title headings have been inserted for convenience only and shall not be used in interpreting this Agreement.

Made in duplicate

CAMBRIDGE LABORATORIES		PLASTO S.A. (SYNKEM Division) (Division of Cambridge Selfcare Diagnostics Limited)

Date :	24th July 1998	Date :	31st July 1998

Signature :	/s/ Diana Boyd	Signature:	/s/ Jean-François Colas

Name :	Diana Boyd	Name:	Colas, Jean- François

Position :	Company Secretary	Position :	Directeur Industriel